Exhibit 10.23

CONFIDENTIAL

November 21, 2009

Mr. Kenneth Edward McKenzie

[Address]

Dear Ken:

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), I would like to take this opportunity to confirm the terms of our offer of employment. We are enthusiastic about having you join Spirit.

Your title will be Chief Operating Officer, and you will report to Ben Baldanza, President and Chief Executive Officer. Your annualized base salary will be $335,000. This offer is contingent upon your passing required Company and TSA background checks and a medical examination, as well as your signing and returning this letter to us no later than November 30, 2009 and commencing on or prior to December 7, 2009. This offer is also subject to our obtaining an appropriate visa from U.S. immigration authorities prior to your start date with us, which process will require your assistance. The employment relationship is terminable at will by either you or the Company upon notice, which may be oral or written.

You will be eligible to participate in the Company’s Performance Incentive Plan (PIP) with respect to 2009 on the same terms as other senior officers of the Company, provided that your participation will be on a pro-rated basis based on your start date.

Once you have accepted this offer, Spirit management will recommend to the Compensation Committee (“Committee”) of the Board of Directors that you be granted an initial incentive award of 125,000 shares of restricted stock of the Company, or other stock-based compensation, subject to the terms and conditions of the Company’s equity incentive plan. Subject to personal performance, management will recommend to the Committee an annual grant to you for 2010, which grant will be awarded in or about July 2010 and which grant will be pro-rated to represent approximately one-half of your expected annual award amount. Additional grants may be made to you on an annual basis, as scheduled for other senior executives, in the discretion of the Committee.

On your start date, you will be eligible for Company-sponsored employee benefits, including medical, life, dental, and vision insurance and participation in flexible benefits plan. Depending on the benefits selected, there may be an employee contribution. In addition, you and your immediate family will be eligible for positive space airline travel privileges on Spirit. You also will receive travel privileges on other specified airlines subject to their policies and their respective agreements with the Company.

After 60 days’ employment with the Company, you will be eligible to participate in the Company’s 401K Plan and will be provided with Company-paid long term disability insurance, according to the terms and conditions of those plans.

You will receive three weeks paid vacation per year.

To assist with your relocation to South Florida, the Company is prepared to reimburse you for up to $100,000 in moving-related expenses that are documented in reasonable detail (provided that, within this allowance, individual expenses of $500 or less, and aggregating not more than $10,000, need not be documented).

This position qualifies you for participation in the Spirit Airlines Executive Severance Plan. In addition, you will be covered by the Company’s D&O insurance policy.

Should you have any questions, please do not hesitate to let us know. We look forward to you joining us as we build the first Ultra Low Cost Carrier in the Americas.

Sincerely,

SPIRIT AIRLINES, INC.		Agreed & Accepted:

/s/ Thomas C. Canfield		/s/ Kenneth Edward McKenzie
Name:	Thomas C. Canfield	Kenneth Edward McKenzie
Title:	SVP & General Counsel Active VP, Human Resources

2